Exhibit 2.1

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

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In re:	)	Chapter 11
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WESTMORELAND COAL COMPANY, et al.,[1]	)	Case No. 18-35672 (DRJ)
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Debtors.	)	(Jointly Administered)
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ORDER CONFIRMING THE AMENDED

JOINT CHAPTER 11 PLAN OF WESTMORELAND

COAL COMPANY AND CERTAIN OF ITS DEBTOR AFFILIATES

Upon the filing of the Amended Joint Chapter 11 Plan of Westmoreland Coal Company and Certain of Its Debtor Affiliates, a copy of which is attached hereto as Exhibit A,2 as amended, supplemented, or otherwise modified from time to time; and the Bankruptcy Court previously having approved the Disclosure Statement and the solicitation procedures related to the Disclosure Statement and the solicitation of acceptances and rejections of the Plan, in each case pursuant to the Disclosure Statement Order; and the WLB Debtors having served on (a) the Holders of Claims in the Voting Classes the Solicitation Packages (as defined in the Disclosure Statement Order), and (b) the Holders of Claims and Interests in the Non-Voting Classes the Non-Voting Status Notices (as defined in the Disclosure Statement Order), in each case, pursuant to the Disclosure Statement Order, see Affidavit of Service [Docket No. 902]; and the Bankruptcy Court having considered the record in these chapter 11 cases, the creditor support for the Plan

[1]

Due to the large number of debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent in these chapter 11 cases at www.donlinrecano.com/westmoreland. Westmoreland Coal Company’s service address for the purposes of these chapter 11 cases is 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112.

[2]	Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

evidenced in the Declaration of Jung W. Song on behalf of Donlin, Recano & Company, Inc. Regarding Voting and Tabulation of Ballots Accepting and Rejecting the Joint Chapter 11 Plan of Westmoreland Coal Company and Certain of Its Debtor Affiliates [Docket No. 1436], filed on February 21, 2019, the compromises and settlements embodied in and contemplated by the Plan, the briefs and arguments regarding confirmation of the Plan, the evidence regarding confirmation of the Plan, and the Confirmation Hearing having been held on February 28, 2019; and after due deliberation, it is HEREBY ORDERED THAT:

I.	Confirmation of the Plan.

1.    The Plan (including the Plan Supplement) is confirmed pursuant to section 1129 of the Bankruptcy Code.

2.    Any and all objections to the confirmation of the Plan that have not been withdrawn or resolved as of the entry of this Confirmation Order are hereby overruled on the merits.

3.    The documents contained in the Plan Supplement and in the exhibits to the Plan are integral to the Plan and are approved by the Bankruptcy Court, and the WLB Debtors, the Plan Administrator, the Claims Administrator, and the Purchaser are authorized to take all actions required or appropriate under the Plan and the Plan Supplement documents to effectuate the Plan and the Restructuring Transactions, including, for the avoidance of doubt, the consummation of the Sale Transaction and implementation of the Intercompany Settlement Term Sheet.

4.    The terms of the Plan, the Plan Supplement, and any exhibits thereto are incorporated herein by reference, and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, all exhibits thereto, and all other relevant and necessary documents shall be effective and binding as of the Plan Effective Date (unless different date(s)

is/are specified in the applicable foregoing documents, in which case the applicable terms shall be effective and binding on such date(s)). The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, the exhibits thereto, or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision.

5.    The compromises and settlements set forth in the Plan (including exhibits thereto) are approved, and will be effective immediately and binding on all parties in interest on the Plan Effective Date (unless different date(s) is/are specified in the applicable foregoing documents, in which case the applicable terms shall be effective and binding on such date(s)).

II.	Discharge of the WLB Debtors.

6.    The following discharge of the WLB Debtors in Article IX.B of the Plan is approved:

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in a contract, instrument, or other agreement or document executed pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Plan Effective Date, of Claims (including Black Lung Claims and any WLB Intercompany Claims resolved or compromised after the Plan Effective Date by the Plan Administrator), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the WLB Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Plan Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Plan Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is filed or deemed filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has voted to accept the Plan. Any default or “event of default” by the WLB Debtors or their Affiliates with respect to any Claim or Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Plan Effective Date with respect to a Claim that is Unimpaired by the Plan. This Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the occurrence of the Plan Effective Date.

III.	Releases by the WLB Debtors.

7.    The following release by the WLB Debtors in Article IX.D of the Plan is approved:

Pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Plan Effective Date, each Released Party is deemed released and discharged by the WLB Debtors and their Estates from any and all Causes of Action, including any derivative claims asserted on behalf of the WLB Debtors, that the WLB Debtors or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim against, or Interest in, a WLB Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the WLB Debtors, the WLB Debtors’ capital structure, the assertion or enforcement of rights and remedies against the WLB Debtors, the WLB Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a WLB Debtor and another WLB Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence. Transferred Causes of Action and Retained Causes of Action are not being released; provided that, notwithstanding the inclusion of any Released Parties as a potential party to any Transferred Causes of Action or Retained Causes of Action, such parties shall remain Released Parties.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (1) release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan. Further, notwithstanding anything to the contrary in Article IX of the Plan or any other provision of the Plan, the release, discharge, injunction, exculpation and other provisions with similar effect in the Plan shall exclude (and nothing herein shall release, waive or discharge): (a) any Claim, Cause of Action and/or obligation arising under the Intercompany Settlement Term Sheet and/or any document, agreement or transaction entered into pursuant thereto; (b) any Claim or Cause of Action of the WMLP Debtors or the MLP Secured Parties arising after the earlier of the order approving the Intercompany Settlement Term Sheet and the Plan Effective Date; (c) any Claim, Cause of Action and/or any other claim (whether arising under the WMLP Loan Documents or the Cash Collateral Order or otherwise) of any of the MLP Secured Parties against any WMLP Debtor or any of its current or former equity holders (including WMGP but excluding the WLB Debtors (other than those claims against the WLB Debtors that are preserved under the Intercompany Settlement Term Sheet and/or the Plan)), subsidiaries, officers, directors, managers, principals, members, the Conflicts Committee and members thereof, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals in their capacity as such; (d) any intercompany or other claims that arose or will arise in the ordinary course of business between any of the WLB Debtors, on the one hand, and any of the WMLP Debtors, on the other hand, and any general unsecured claims of any WMLP Debtors against any WLB Debtor, in each case, except for those claims expressly released under the Intercompany Settlement Term Sheet; (e) any unsecured claim of any MLP Secured Party, including, without limitation, any such claim based on equitable contribution, any of the arguments or theories asserted in the MLP Secured Lenders’ emergency motion for adequate protection and/or objection to the Plan, or otherwise, against any WLB Debtor, each such WLB Debtor’s current and/or former equity holders, subsidiaries, managers, members, partners, and, solely to the extent they provided services to the WMLP Debtors, each such WLB Debtor’s current and/or former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and/or other professionals, each in their capacity as such; and/or (f) any Claim and/or Cause of Action of any of the MLP Secured Parties and/or any WMLP Debtors against any of the Committee Parties, and nothing herein shall release, exculpate or provide similar relief to any of the Committee Parties under the Intercompany Settlement Term Sheet or otherwise by or from the WMLP Debtors and/or the MLP Secured Parties.

Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases herein, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court ’s finding that the releases herein are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the releases herein; (3) in the best interests of the WLB Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after reasonable investigation by the WLB Debtors and after notice and opportunity for hearing; and (6) a bar to any of the WLB Debtors asserting any claim released by the releases herein against any of the Released Parties.

IV.	Releases by Holders of Claims and Interests.

8.    The following release by Holders of Claims and Interests in Article IX.E of the Plan is approved:

As of the Plan Effective Date, except as otherwise provided herein, each Releasing Party is deemed to have released and discharged each WLB Debtor and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims asserted on behalf of the WLB Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the WLB Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a WLB Debtor and another WLB Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the RSA, the Disclosure Statement, or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement with respect to the foregoing, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Plan Effective Date, except for any claims related to any act or omission that is determined in a Final Order to have constituted actual fraud, willful misconduct or gross negligence.

Notwithstanding anything to the contrary in the foregoing or any other provision of the Plan, the releases contained in the Plan do not (1) release any post-Plan Effective Date obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or (2) affect the rights of Holders of Allowed Claims and Interests to receive distributions under the Plan. Further, notwithstanding anything to the contrary in Article IX of the Plan or any other provision of the Plan, the release, discharge, injunction, exculpation and other provisions with similar effect in the Plan shall exclude (and nothing herein shall release, waive or discharge): (a) any Claim, Cause of Action and/or obligation arising under the Intercompany Settlement Term Sheet and/or any document, agreement or transaction entered into pursuant thereto; (b) any Claim or Cause of Action of the WMLP Debtors or the MLP Secured Parties arising after the earlier of the order approving the Intercompany Settlement Term Sheet and the Plan Effective Date; (c) any Claim, Cause of Action and/or any other claim (whether arising under the WMLP Loan Documents or the Cash Collateral Order or otherwise) of any of the MLP Secured Parties against any WMLP Debtor or any of its current or former equity holders (including WMGP but excluding the WLB Debtors (other than those claims against the WLB Debtors that are preserved under the Intercompany Settlement Term Sheet and/or the Plan)), subsidiaries, officers, directors, managers, principals, members, the Conflicts Committee and members thereof, employees, agents, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals in their capacity as such; (d) any intercompany or other claims that arose or will arise in the ordinary course of business between any of the WLB Debtors, on the one hand, and any of the WMLP Debtors, on the other hand, and any general unsecured claims of any WMLP Debtors against any WLB Debtor, in each case, except for those claims expressly released under the Intercompany Settlement Term Sheet; (e) any unsecured claim of any MLP Secured

Party, including, without limitation, any such claim based on equitable contribution, any of the arguments or theories asserted in the MLP Secured Lenders’ emergency motion for adequate protection and/or objection to the Plan, or otherwise, against any WLB Debtor, each such WLB Debtor’s current and/or former equity holders, subsidiaries, managers, members, partners, and, solely to the extent they provided services to the WMLP Debtors, each such WLB Debtor’s current and/or former officers, directors, principals, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and/or other professionals, each in their capacity as such; and/or (f) any Claim and/or Cause of Action of any of the MLP Secured Parties and/or any WMLP Debtors against any of the Committee Parties, and nothing herein shall release, exculpate or provide similar relief to any of the Committee Parties under the Intercompany Settlement Term Sheet or otherwise by or from the WMLP Debtors and/or the MLP Secured Parties.

Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the releases of Holders of Claims and Interests, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the releases herein are: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Releasing Parties; (3) in the best interests of the WLB Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any Claim released by the releases herein against any of the Released Parties.

V.	Exculpation.

9.    The following exculpation of the Exculpated Parties in Article IX.F of the Plan is approved:

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the RSA and related prepetition transactions, the Disclosure Statement, the Plan, the Sale Transaction, or any Restructuring Transaction, contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan, the Sale Transaction, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement with respect to the foregoing, except for claims related to any act or omission that is determined in a Final Order to have constituted actual fraud or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

Notwithstanding anything herein to the contrary, nothing in the foregoing “Exculpation” shall exculpate any Person or Entity from any liability resulting from any act or omission constituting fraud, willful misconduct, gross negligence, criminal conduct, malpractice, misuse of commercially sensitive confidential information for competitive purposes that causes damages, or ultra vires acts as determined by a Final Order.

VI.	Injunction.

10.    The following injunction in Article IX.G of the Plan is approved:

Except as otherwise expressly provided in the Plan or for distributions required to be paid or delivered pursuant to the Plan or this Confirmation Order, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to the Plan shall be discharged pursuant to the Plan, or are subject to Exculpation pursuant to the Plan, are permanently enjoined, from and after the Plan Effective Date, from taking any of the following actions against, as applicable, the WLB Debtors, the Released Parties, or the Exculpated Parties (to the extent of the Exculpation provided pursuant to the Plan with respect to the Exculpated Parties): (i) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (ii) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (iii) creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (iv) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (v) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released or settled pursuant to the Plan.

VII.	Reservation of Rights for Governmental Units, Indian Tribes, and Environmental Matters.

11.    Notwithstanding anything contained in the Plan, the Plan Supplement, the Plan Documents (specifically including the Sale Transaction Documentation), or this Confirmation

Order to the contrary, with respect to any Entity other than the Purchaser, nothing in the Plan, the Plan Supplement, the Plan Documents or this Confirmation Order shall discharge, release, impair, enjoin, exculpate or otherwise preclude or diminish or transfer free and clear of: (a) any liability to any Governmental Unit or Indian Tribe that is a “claim” within the meaning of section 101(5) of the Bankruptcy Code, irrespective of whether the claim arose on, after, or before the Confirmation Date; (b) any liability to any Governmental Unit or Indian Tribe or under any Environmental Law, including any obligation to clean up, remediate, or otherwise address environmental impacts, that is not a “claim” within the meaning of section 101(5) of the Bankruptcy Code (irrespective of whether the liability arises on, after, or before the Confirmation Date); (c) any valid right of setoff or recoupment of any Governmental Unit against any of the WLB Debtors; (d) any liability or obligation to, or any Claim or Cause of Action by, a Governmental Unit or Indian Tribe under police or regulatory statutes or regulations or Environmental Law to which any entity is subject as the owner, lessor, lessee, permittee, controller, or operator of real property or a mining operation after the Plan Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Plan Effective Date), including, but not limited to, liability for reclamation or water treatment pursuant to the SMCRA or the CWA and similar state or tribal laws; or (e) any liability to any Governmental Unit or Indian Tribe of any entity that is not a WLB Debtor. For the sake of clarity, any matter not released or discharged pursuant to the foregoing can be enforced by either (a) applicable Governmental Units, (b) Indian Tribe, or (c) any persons or entities authorized to bring actions under enabling statutes.

12.    Notwithstanding anything contained in the Plan, the Plan Supplement, the Plan Documents (specifically including the Sale Transaction Documentation), or this Confirmation

Order (including but not limited to paragraph 49(f) of this Order) to the contrary, with respect to the Purchaser, nothing in the Plan, the Plan Supplement, the Plan Documents, or this Confirmation Order shall discharge, release, impair, enjoin, or otherwise preclude the enforcement of any liability or obligation to, or any claim or cause of action by, a Governmental Unit or Indian Tribe under police or regulatory statutes or regulations to which any entity is subject as the owner, lessor, lessee, permittee, controller, or operator of real property or a mining operation after the Plan Effective Date (whether or not such liability, obligation, claim or cause of action is based in whole or in part on acts or omissions prior to the Plan Effective Date), including, but not limited to, liability for reclamation or water treatment pursuant to SMCRA or the CWA and similar state or tribal laws; provided, however, that nothing herein shall subject the Purchaser to any liability to a Governmental Unit or Indian Tribe for penalties for days of violation prior to closing, response costs incurred by a Governmental Unit or Indian Tribe prior to closing, or any liability relating to offsite disposal that occurred prior to closing.

13.    Nor shall anything in this Confirmation Order, the Plan, Plan Documents (specifically including the Sale Transaction Documentation), or the Plan Supplement: (a) enjoin or otherwise bar any Governmental Unit or Indian Tribe or other entity with standing to do so under an enabling statute from asserting or enforcing, outside the Bankruptcy Court, any liability or obligation described in paragraphs 11 through 14 of this Order, and for the avoidance of doubt, any liabilities or obligations related to or arising under Environmental Laws or (b) divest any court, commission, or tribunal of jurisdiction from resolving any matters relating to the liabilities and/or claims set forth in this section related to or arising under Environmental Laws, or (c) confer in the Bankruptcy Court jurisdiction over any matter as to which it would not have jurisdiction under the Bankruptcy Code, (d) authorize the transfer or assignment of any governmental or tribal (i) license, (ii) permit, (iii) registration, (iv) authorization, or (v) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements under non-bankruptcy laws and regulations (including police or regulatory law, Environmental Law, or otherwise), or (e) authorize the transfer or assignment of any governmental or tribal contracts, leases, licenses, registrations, authorizations, permits, covenants, operating rights agreements, rights-of-use, easements, and rights-of-way or other interests or agreements involving governmental or tribal land or minerals without compliance with all applicable legal requirements under non-bankruptcy laws and regulations; provided, however, that notwithstanding the foregoing, the applicable Governmental Units or Indian Tribes have consented to Purchaser exercising any and all of its rights as the assignee of such interests or agreements (but have not provided such consent for permits, licenses, registrations or authorizations) solely during (a) ten business days after the Plan Effective Date, and (b) thereafter, the period that the applicable consent is pending, and Purchaser shall be prevented from exercising such rights only if the applicable Governmental Unit or Indian Tribe expressly provides Purchaser with written notice of disapproval of an application for approval of an assignment of the interest or agreement. For the avoidance of doubt, the United States, the States of Montana, New Mexico, North Dakota, Ohio, and Wyoming, and the Railroad Commission of Texas are not Releasing Parties under the Plan.

14.     Nothing contained in the Plan, the Plan Supplement, or this Confirmation Order shall be deemed to determine the tax liability of any person or entity, including but not limited to the WLB Debtors, nor shall the Plan, the Plan Supplement, or this Confirmation Order be deemed to have determined the federal tax treatment of any item, distribution, or entity, including the federal tax consequences of the Plan, nor shall anything in the Plan, the Plan

Supplement, or this Confirmation Order be deemed to have conferred jurisdiction upon the Bankruptcy Court to make determinations as to federal tax liability and federal tax treatment except as provided under section 505 of the Bankruptcy Code.

VIII.	Reservations of Rights in Favor of the United States Department of Interior and Indian Landowners.

15.    Notwithstanding anything to the contrary in this Confirmation Order, the Plan and/or in any other Plan-related documents (collectively for purposes of paragraphs 15 through 17 of this Confirmation Order, the “Confirmation Documents”): (i) any assumption and/or any pending or future assignment and/or transfer of any interests in contracts, leases, covenants, operating rights agreements, rights-of-use and easements, and rights-of-way or other interests or agreements (a) with the federal government; (b) involving (i) federal land or minerals or (ii) lands or minerals held in trust for federally-recognized Indian tribes or Indian individuals (collectively, “Indian Landowners”)3; or (c) held by such Indian Landowners in fee with federal restriction on alienation (collectively, the “Federal Leases,” and, collectively, the Federal Leases that are to be assigned and/or transferred in connection with the Confirmation Documents, the “Transferred Federal Leases”4) by the WLB Debtors, as applicable, to any assignee or transferee will be ineffective absent the consent of the Department of the Interior (“Interior”) and any applicable Indian Landowner as provided for in all applicable non-bankruptcy laws and regulations; provided, however, that notwithstanding the foregoing, Interior and the Indian Landowners have consented to Purchaser exercising any and all of its rights as the assignee of such Transferred Federal Leases solely during (a) ten business days after the Plan Effective Date, and (b) thereafter,

[3]	For avoidance of doubt, The Crow Tribe of Indians, and the Ute Mountain Ute Indian Tribe are each an “Indian Landowner” for the purposes of the Confirmation Documents.
[4]

The Transferred Federal Leases identified in the Confirmation Documents as being transferred to Purchaser include all amendments, federal lease readjustments or lease modifications to such Transferred Federal Leases.

the period that an application for approval is pending (together, the “Interim Period”), and Purchaser shall be prevented from exercising such rights only if Interior or the applicable Indian Landowner expressly provides Purchaser with written notice of disapproval of an application for approval of assignment of a Transferred Federal Lease; provided, further, however, that nothing in the Confirmation Documents shall impair or limit the liability of the WLB Debtors or the Plan Administrator under any Transferred Federal Leases during the Interim Period or the validity of any financial assurance or surety bonding during the Interim Period and the WLB Debtors, the Plan Administrator, and Purchaser, as applicable, shall exercise their rights and obligations under the Transferred Federal Leases in full compliance with the Transferred Federal Leases and applicable regulations. In order to assume the Transferred Federal Leases and, where applicable, obtain the consent of Interior and any applicable Indian Landowner to any assignment and/or transfer of the Federal Leases, the WLB Debtors, the Reorganized Debtors and/or any assignees or transferees, as applicable, must, among other things provide adequate assurance of future performance under the applicable Transferred Federal Leases. If the WLB Debtors, the Plan Administrator and/or any assignees or transferees, as applicable, do not timely pay cure amounts when due under bankruptcy law, the WLB Debtors, the Plan Administrator, and/or any assignees and/or transferees, as applicable, will pay late payment charges on the untimely payment at the rate established in 25 CFR § 162.468, 25 CFR § 169.403, and 30 C.F.R. § 1218.54 to the fullest extent permitted by applicable non-bankruptcy laws and regulations.

16.    Notwithstanding any other provision in the Confirmation Documents, Interior will retain, and have, the right to audit and/or perform any compliance review and, if appropriate, collect from the WLB Debtors, the Plan Administrator, the Purchaser, and/or their respective successors and assigns (including any assignees and transferees to the fullest extent permitted by applicable non-bankruptcy law and regulations) under the Transferred Federal Leases, any additional money that was owed by the WLB Debtors, Plan Administrator, Purchaser and/or their successors and assigns, as applicable, prior to the assumption and/or assignment of the Transferred Federal Leases without those rights being adversely affected by these bankruptcy proceedings. The WLB Debtors, Plan Administrator, Purchaser, and successors and assigns, as applicable, will each individually retain all defenses and/or rights, other than defenses and/or rights arising from the bankruptcy, to challenge any such determination; provided, however, that any such challenge, including any challenge associated with this bankruptcy proceeding, must be raised in the United States’ administrative review process leading to a final agency determination by Interior. The audit and/or compliance review period shall remain open for the full statute of limitations period established by federal law. For the avoidance of doubt and notwithstanding anything to the contrary in the Confirmation Documents, (1) the pending audit of Western Energy Company, Audit Case 12.00734 and the pending compliance review of Westmoreland Savage Corporation, Case 18.00004 shall be preserved and continue in an administrative proceeding until a final determination has been made by Interior and (2) Purchaser shall be subject to, and fully comply with, the February 16, 2018, decision of the Rocky Mountain Regional Director of the Bureau of Indian Affairs requiring a written modification to the 2009 Archaeological Resources Protection Act permit and completion of the restoration process for the Sarpy Creek Bison Bone Bed site which will be conducted by the termination date for the completed project.

17.    Notwithstanding anything to the contrary in the Confirmation Documents, nothing therein shall release, nullify, preclude, limit, waive, enjoin, impact or affect, in any way: (i) the WLB Debtors’, Purchaser’s, or any assignee’s or transferee’s, compliance with all applicable legal requirements under applicable non-bankruptcy laws governing assignments of Transferred

Federal Leases; (ii) the rights of Interior and any applicable Indian Landowner to consent to, or withhold consent to, the assignment and/or transfer of the WLB Debtors’ current or former interests in any Transferred Federal Leases to any assignee and/or transferee in Interior’s and any applicable Indian Landowner’s regulatory discretion pursuant to applicable non-bankruptcy laws and regulations; and/or (iii) the WLB Debtors’ obligations, or the obligations of any assignee and/or transferee of the WLB Debtors’ current or former interests in the Transferred Federal Leases, to comply with all non-bankruptcy laws and regulations applicable to such Transferred Federal Leases; provided, however, that notwithstanding the foregoing, Interior and the Indian Landowners have consented to Purchaser exercising any and all of its rights as the assignee of such Transferred Federal Leases solely during the Interim Period, and Purchaser shall be prevented from exercising such rights only if Interior or the applicable Indian Landowner expressly provides Purchaser with written notice of disapproval of an application for approval of assignment of a Transferred Federal Lease; provided, further that nothing herein shall prevent the WLB Debtors from, at any time prior to the Plan Effective Date, determining to reject any Federal Leases to the extent they are Executory Contracts or Unexpired Leases (subject to the applicable counterparty’s rights to file an objection to such proposed rejection as set forth in the Disclosure Statement Order);5 and provided, further, however, that nothing in the Confirmation Documents shall impair or limit the liability of the WLB Debtors under any Transferred Federal Leases during the Interim Period or the validity of any financial assurance or surety bonding during the Interim Period. No provision of the Confirmation Documents shall constitute a definitive finding or determination whether the legal nature of the interests created by Transferred Federal Leases

[5]

Notwithstanding anything to the contrary in the Plan, the Plan Documents, or this Confirmation Order, the WLB Debtors and the Crow Tribe agree that on the Plan Effective Date, the Crow Tribe Tax Letter Agreements shall be rejected pursuant to sections 365 and 1123 of the Bankruptcy Code, and that neither the WLB Debtors nor the Crow Tribe shall be liable for any claim (for damages or otherwise) related to such rejection.

are unexpired leases for the purposes of Section 365 of the Bankruptcy Code or are determinable fee interests in minerals in place. Rather, to the extent, if any, the Transferred Federal Leases are “unexpired leases” under Section 365 of the Bankruptcy Code, they may be assumed by the WLB Debtors, subject to all required consents or approvals. Nothing in the Confirmation Documents shall affect the United States’ police and regulatory powers or prohibit or limit Interior’s right to draw on any surety bond issued to support the WLB Debtors’ obligations under the Transferred Federal Leases, and all parties reserve and preserve all rights and defenses thereto with respect to such bonds, and the United States’ rights to offset or recoup any amounts due under, or relating to, any Transferred Federal Leases (if any) are expressly preserved, as are the WLB Debtors’ defenses and rights thereto.

IX.	Assumption of Colstrip Contracts.

18.    Notwithstanding anything to the contrary in the Sale Transaction Documentation, the WLB Debtors shall assume the Colstrip Unit 1/2 CSA and Colstrip Unit 3/4 Coal Supply Agreement and assign such agreements to the Purchaser in the manner set forth in, and subject to the conditions of, Article V of the Plan on the Plan Effective Date.

X.	Treatment of Intercompany Claims.

19.    All WLB Intercompany Claims, other than Foreign Intercompany Claims, have indicia of equity, including (a) a lack of formal documentation; (b) a general lack of interest being charged; (c) nonpayment for extended periods with no apparent intent for such amounts to be repaid; and (d) failure to treat as debt for relevant federal income tax purposes and most state tax purposes. As such, WLB Intercompany Claims other than Foreign Intercompany Claims are properly classified as equity (with appropriate distributions or contributions having been made to preserve the Debtors’ existing corporate structure) now and as of their original inception, and such claims shall be treated as WLB Intercompany Interests for purposes of the Plan.

XI.	Treatment of Pension Obligations.

20.    Notwithstanding anything else in the Plan to the contrary, at the Closing, the Purchaser will assume, and become the plan sponsor for, each of (i) the Westmoreland Retirement Plan and all assets and Liabilities of such plan; (ii) the Westmoreland Elkol-Sorenson Mine Pension Plan (the “Kemmerer Pension Plan”) and all assets and Liabilities of such plan; and (iii) the Beulah and Savage Mines Hourly Employees’ Pension Plan (the “B&S Pension Plan”, and together with the Westmoreland Retirement Plan and the Kemmerer Pension Plan, the “Pension Plans”) and all assets and Liabilities of the B&S Pension Plan (which shall all be treated as Purchased US Assets and Assumed Liabilities under the Sale Transaction Documentation, as applicable). Each of the Pension Plans will be frozen as to both new participants and benefit accruals (with the most recent freeze implemented in accordance with the 1113/1114 Order and the terms of the Intercompany Settlement Term Sheet, as applicable) prior to the date that the Purchaser assumes the Pension Plans. Except for the Pension Plans, the Purchaser is not assuming Liability for any other benefit plan maintained or sponsored by the Seller, Non-Acquired Entities or their ERISA Affiliates which is subject to Title IV of ERISA or related Liabilities of any Non-Acquired Entity or its respective ERISA Affiliates. After the Closing, the Purchaser shall cause the Pension Plans to be amended to reflect the assumption of those pension plans by Purchaser.

21.    The Purchaser will not be required to take any additional action with respect to the Pension Plans solely as a result of the Sale Transaction, the Plan, the WLB Debtors’ chapter 11 cases, or the WMLP Debtors’ chapter 11 cases, such as making contributions to the Pension Plans in excess of the required contributions, or providing additional security to the Pension Benefit Guaranty Corporation (“PBGC”) in respect of the Pension Plans.

22.    Subject to the preceding paragraph, nothing in the Sale Transaction Documentation, the Plan, the Confirmation Order, or the Bankruptcy Code will be construed as discharging, releasing, or relieving the Purchaser, its successors, or any other party, in any capacity, from any requirement under ERISA with respect to the Pension Plans, or any liability to the Pension Plans or the PBGC imposed under any law or regulation. PBGC and the Pension Plans will not be enjoined or precluded from enforcing any such liability as a result of any provisions for satisfaction, release, injunction, exculpation, or discharge of Claims in the Plan or Confirmation Order.

23.    Notwithstanding anything contained herein, the Kemmerer Assets shall be sold free and clear of any pension obligations, and none of the WMLP Debtors or any purchaser of any of the WMLP Debtors’ assets shall assume, or become the plan sponsor of, any defined benefit pension plan, including the Kemmerer Pension Plan, or have any liability (a) under ERISA with respect to the Pension Plans, (b) to any of the Pension Plans, or (c) solely with respect to the Pension Plans, the WMLP Debtors, the Kemmerer Assets or the sale thereof, to the PBGC. Upon the Plan Effective Date and the Purchaser’s assumption of the Pension Plans, PBGC’s proofs of claim filed against the WLB Debtors and the WMLP Debtors will be deemed withdrawn.

XII.	Reservations of Rights in Favor of the Sureties.[6]

24.    Certain commercial surety companies (collectively, the “Sureties” and each, individually, a “Surety”) — including, but not limited to, ACE American Insurance Company, Argonaut Insurance Company (“Argonaut”), Fidelity & Deposit Company of Maryland, First

[6]

For the avoidance of doubt, paragraphs 24 through 44 are binding on the Sureties, the WLB Debtors, and the Purchaser, but are not binding on the WMLP Debtors, and all respective rights of the WMLP Debtors with respect thereto, and Travelers’ and Zurich’s rights with respect to the WMLP Debtors, including without limitation the Kemmerer Collateral, are preserved.

Surety Corporation, Lexon Insurance Company, Travelers Casualty and Surety Company of America (“Travelers”), Westchester Fire Insurance Company, and Zurich American Insurance Company (together with Fidelity & Deposit Company of Maryland, “Zurich”) — have issued commercial surety bonds on behalf of the WLB Debtors, their affiliates, including certain non-Debtor affiliates (and, together with the WLB Debtors, the “WLB Entities”), and the WMLP Debtors (collectively, the “Existing Surety Bonds” and each individually, an “Existing Surety Bond”).7 For the avoidance of doubt, Existing Surety Bonds include the Existing Kemmerer Surety Bonds (as defined below).

25.    Certain of the WLB Entities and the WMLP Debtors entered into, or are potentially otherwise liable under, certain indemnity agreements and/or related agreements with one or more of the Sureties (collectively, the “Existing Indemnity Agreements” and, each, an “Existing Indemnity Agreement”). Notwithstanding anything to the contrary in this Order, the WLB Entities and the WMLP Debtors reserve all rights and defenses with respect to the Existing Indemnity Agreements.

26.    Purchaser Replacement Surety Bonds. To the extent that any of the Existing Surety Bonds relate to assets, obligations, or liabilities acquired by Purchaser, which include, without limitation, mining permits, surface and coal leases and mine related facilities and other contract obligations (the “WLB Existing Asset Sale Surety Bond”), such WLB Existing Asset Sale Surety Bonds shall be replaced by Purchaser (collectively, the “Replacement Surety Bonds” and, each individually, a “Replacement Surety Bond”).

[7]

The following surety bonds issued by Argonaut do not constitute and shall not be deemed to constitute “Existing Surety Bonds” and shall not be subject to the provisions set forth in paragraphs 24 through 44 of this Order: Bond Numbers SUR0050247 and SUR0050248, issued to Prairie Mines & Royalty ULC, as principal and Her Majesty the Queen in Right of the Province of Saskatchewan, as Represented by the Minister of Environment, as obligee.

27.    Purchaser Replacement Permits. Applications for the transfer of permits from the WLB Debtors to Purchaser or the issuance of new permits to Purchaser, as required by applicable law (in either case, collectively, the “Replacement Permits” and each individually, a “Replacement Permit”), will be made no later than 30 days after the Closing of the Sale Transaction, and Replacement Surety Bonds equal in amount (or such other amount that may be agreed to with the applicable lessor or permit authority) to the WLB Existing Asset Sale Surety Bonds shall be timely submitted as required by the obligee in accord with applicable permit transfer and bonding regulations. Nothing in this Order, the Plan, the Stalking Horse Purchase Agreement or any documents related thereto shall be construed to authorize or permit the assumption and assignment of any Existing Surety Bond or any Existing Indemnity Agreement and all related documents thereto or to obligate any Surety to replace any WLB Existing Asset Sale Surety Bond in connection with the sale to Purchaser.

28.    Premiums. Consistent with previous Orders of the Bankruptcy Court, the WLB Debtors will pay premiums on those Existing Surety Bonds relating to the WLB Debtors’ assets, until those bonds are released. For the avoidance of doubt, any and all obligations of the WLB Debtors to pay premiums on the Existing Surety Bonds relating to WLB Debtors’ assets that arise on or after the Petition Date and on or before the Plan Effective Date shall be entitled to administrative expense treatment under section 503(b) of the Bankruptcy Code in the WLB Debtors’ chapter 11 cases (but not in the WMLP Debtors’ chapter 11 cases).

29.    Debtor Bonded Obligations. Nothing in the Plan or this Order shall release, discharge, preclude or enjoin any obligation of the WLB Debtors to the Sureties under the Existing Surety Bonds, Existing Indemnity Agreements, and obligations under the common law of suretyship and such obligations to the Sureties are not being released, discharged, precluded or enjoined by the Plan, this Order, or agreements with third parties.

30.    Existing Collateral and Related Agreements. Except as otherwise provided below with respect to the Existing Kemmerer Surety Bonds and notwithstanding any other provision of the Plan, Confirmation Order, or the Stalking Horse Purchase Agreement, on the Plan Effective Date, all collateral, on which an applicable Surety had a perfected lien as of the Plan Effective Date, and all control agreements, trust agreements, deposit accounts, letters of credit and proceeds therefrom issued to the Sureties as security for a Debtor’s obligations under the Existing Surety Bonds (collectively, the “Existing Surety Collateral”) shall remain in place to secure all payment and performance obligations under the Existing Surety Bonds or for obligations arising under the Existing Indemnity Agreements. Exhibit B summarizes the current accounts holding the Existing Surety Collateral as of December 31, 2018.8 With regard to each Surety, upon the (a) execution of new indemnity agreements by the Purchaser for the benefit of the Surety (the “Replacement Indemnity Agreements,” and each a “Replacement Indemnity Agreement”) and (b) the termination and release of one or more Existing Surety Bonds after regulatory authority approval, the Existing Surety Collateral in the amounts set forth on Exhibit B corresponding to any particular Transferred Asset will be allocated to an account maintained to secure obligations to the applicable Surety under the corresponding Replacement Indemnity

[8]

Exhibit B details the accounts holding the Existing Surety Collateral in accordance with the Debtors’ books and records. For the avoidance of doubt, any accounts inadvertently omitted by the Debtors and their affiliates from Exhibit B shall also be subject to the terms and provisions of this Confirmation Order. Exhibit B excludes those accounts addressed in the Order Approving Joint Expedited Motion of the WLB Debtors and the WMLP Debtors for Entry of an Order (I) Approving the Sale of (A) Substantially All of the Assets of Oxford Mining Company, LLC, and Certain of Its Subsidiaries and (B) the Buckingham Mine (II) Authorizing the Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection Therewith and (III) Granting Related Relief, Including Approval of the Related Sale Process [Docket No. 1289]. Although the Sureties are not conceding that any Existing Surety Collateral is associated with any particular Existing Surety Bond or related permit or obligation, the Sureties have agreed to the transfer or allocation of the Existing Surety Collateral under the terms of paragraphs 30 through 33 hereof as set forth on Exhibit B hereto.

Agreement (the “NewCo Surety Collateral”). With respect to any Replacement Indemnity Agreement and any NewCo Surety Collateral, Purchaser shall enter into new control agreements, trust agreements, deposit accounts, letters of credit and/or related agreements and documentation in forms substantially similar to those granted to Sureties under the Existing Indemnity Agreements for Existing Collateral. The collateral rights granted the Sureties shall be effective and perfected upon entry of this Order without the necessity of the execution, recordation of filings by the WLB Debtors or Purchaser of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral. Any amendments to Exhibit B shall be acceptable to the Sureties before taking effect.

31.    Except as otherwise provided below with respect to the Existing Kemmerer Surety Bonds, (i) the NewCo Surety Collateral and Existing Surety Collateral posted for the benefit of a Surety will secure the obligations and liabilities arising under both the Existing Indemnity Agreements and Replacement Indemnity Agreements of such Surety until all Existing Surety Bonds of an applicable Surety are either satisfied, replaced, terminated, performed or released after regulatory authority approval; and (ii) each Surety will maintain first priority security interest on both its Existing Surety Collateral and its NewCo Surety Collateral to secure all obligations under any Existing Indemnity Agreement or Replacement Indemnity Agreement. Nothing in the Plan, the Confirmation Order, the Stalking Horse Purchase Agreement, or otherwise shall be deemed to limit such Surety’s right to draw any Existing Surety Collateral (including with respect to the Transferred Assets, any of its Existing Surety Collateral that has been allocated as NewCo Surety Collateral). The Sureties agree not to seek additional collateral for the Replacement Surety Bonds relating to the Transferred Assets solely as a result of the allocation of amounts between Existing Surety Collateral and NewCo Surety Collateral; provided, however, that the Sureties may ask for additional collateral to the extent required by the regulators or their underwriting process. It is specifically agreed that the release of Kemmerer Collateral, as described below, may be considered as part of the underwriting process of Zurich.

32.    The Existing Surety Bonds on behalf of Prairie Mines & Royalty ULC (“PMRU”) shall remain in place following the closing of the Sale Transaction and Plan Effective Date. The Sureties and Purchaser agree that on the Plan Effective Date, any Existing Surety Collateral with accounts maintained for the benefit of Existing Surety Bonds for PMRU (as set forth on Exhibit B) will be deemed NewCo Surety Collateral and, although no replacement is needed, any Existing Surety Bonds relating to PMRU will be deemed a Replacement Surety Bond as of the Plan Effective Date; provided that the Sureties who have issued such Existing Surety Bonds on behalf of PMRU may ask for additional collateral to the extent required by the regulators or their underwriting process. Except as otherwise provided below with respect to the Existing Kemmerer Surety Bonds, any NewCo Surety Collateral related to any non-Debtor affiliate, including PMRU, posted for the benefit of a Surety will secure the obligations and liability under both the Existing Indemnity Agreements and Replacement Indemnity Agreements of such Surety until all Existing Surety Bonds of an applicable Surety are either satisfied, replaced, terminated, performed or released.

33.    Notwithstanding any other provisions of the Plan or other agreements between the WLB Debtors and third parties, nothing in the Plan or Confirmation Order, including, without limitation, the discharge, injunction and release provisions of the Plan and Article IX, shall be deemed to apply to the Sureties’ claims to pursue the Existing Surety Collateral or the NewCo

Surety Collateral, nor shall these provisions be interpreted to bar, impair, prevent or otherwise limit the Sureties or any obligee under Existing Surety Bonds from exercising their valid rights under or with respect to any of the Existing Surety Bonds (until replaced), Replacement Surety Bonds, any related indemnity agreements, coal bond reclamation agreements, deposit agreements, control agreements, trust agreements, deposit accounts, letters of credit or applicable law, including SMCRA or the common law of suretyship.

34.    Interim Operations by Purchaser. To the extent that the WLB Debtors and the Purchaser determine that the Closing of the Sale to the Purchaser may occur prior to the transfer of any of the WLB Debtors’ existing mining permits that are being transferred to such Purchaser, the WLB Debtors and the Purchaser will consult with the Sureties of the relevant mine(s) being acquired by such Purchaser regarding entering into an agreement (an “Interim Agreement”), subject to regulatory authority approval, that would, among other provisions acceptable to the Sureties, and in the applicable WLB Debtors and the Purchaser’s respective sole discretion, allow the Purchaser to operate the Purchased US Assets and conduct business at such mine(s) under the WLB Debtors’ existing mining permits, until the Purchaser obtains Replacement Permits, Replacement Indemnity Agreements and Replacement Bonds. An Interim Agreement may require, among other provisions acceptable to the Sureties, and in the applicable Debtors and the Purchaser’s respective sole discretion, that the Purchaser (a) assumes all obligations relating to the mine(s) with respect to the pending permit transfers, (b) assumes all obligations under the Existing Surety Bonds relating to the permits to be transferred and for any work performed by Purchaser or its affiliates while permit transfer is pending and prior to completion of transfer, and (c) indemnifies the WLB Debtors and the Sureties from and against any and all claims, liability, loss or default that occurs at the mine(s) with the pending permit transfers while the permit transfers are pending.

35.    Nothing herein shall be deemed to provide a Surety’s consent to the involuntary substitution of any principal under any Existing Surety Bond.

36.    Notwithstanding anything to the contrary set forth in this Confirmation Order, the Plan, or the Sale Transaction Documentation, the Purchaser shall not be liable for any Existing Surety Bonds and/or related obligations arising under the Existing Indemnity Agreements to the extent they relate to (a) the WMLP Debtors or (b) those WLB Debtors (and their affiliates) whose assets are not transferred to the Purchaser. Nor shall the Purchaser be deemed a substitute principal under any Existing Surety Bond or an indemnitor under any Existing Indemnity Agreement.

37.    Indemnity Agreements. With regard to each Surety, and except as otherwise provided below with respect to the Existing Kemmerer Surety Bonds, upon the (a) execution of the Replacement Indemnity Agreements (if applicable) with the Purchaser, (b) satisfaction, replacement, termination, performance and/or release (after regulatory authority approval) of all Existing Surety Bonds issued for the benefit of the WLB Debtors, and (c) satisfaction of all obligations under the Existing Indemnity Agreements, including, without limitation, the payment and/or reimbursement of all premiums, fees and expenses, including reasonable attorneys’ fees, (i) the WLB Debtors shall have no further obligation to such Surety under the Existing Indemnity Agreements with such Surety and (ii) the applicable Surety shall release the remaining Existing Surety Collateral to Purchaser or shall designate such collateral as NewCo Collateral (as applicable), and thereafter, the NewCo Surety Collateral will only be available to satisfy the Replacement Surety Bonds.

38.    Notwithstanding the foregoing, nothing contained herein relieves any non-Debtor affiliate (including PMRU) of any obligations under the Existing Indemnity Agreements, except for those obligations that are covered under the Replacement Indemnity Agreements provided that the non-Debtor affiliates purchased by the Purchaser reserve all rights as to any potential liability under the Existing Indemnity Agreements.

39.    Kemmerer Surety Bonds. Zurich has issued commercial surety bonds on behalf of the WMLP Debtors (the “Existing Kemmerer Surety Bonds”). The WMLP Debtors are in the process of selling assets (the “Kemmerer Assets”) associated with the Existing Kemmerer Surety Bonds. Notwithstanding any other provision of this Order, upon the (a) termination and/or release of the Existing Surety Bonds after regulatory authority approval, and (b) satisfaction of all obligations under the Existing Indemnity Agreements, including, without limitation, the payment and/or reimbursement of all premiums, fees and expenses, including reasonable attorneys’ fees, and (c) replacement or supplementation by Purchaser or PMRU of any additional collateral or other security as may be requested by Zurich as part of its ongoing underwriting process (x) Zurich shall release the collateral in the amount set forth on Exhibit B relating to the Kemmerer Assets (the “Kemmerer Collateral”) to the buyer of such assets or such other entity agreed upon by Zurich, and the buyer of such assets and (y) the WLB Debtors and their affiliates (including any affiliates purchased by Purchaser) shall have no further obligation to such Surety under the Existing Indemnity Agreements on account of the Kemmerer Assets or any obligations related thereto.

40.    Surety Rights as to Third Parties Unaffected; No Waiver. Except as otherwise provided in paragraphs 24 through 44 of this Order, nothing in the Stalking Horse Purchase Agreement, the Plan, and/or this Order shall be interpreted to alter, diminish or enlarge the rights or obligations of the Sureties or any obligee under Existing Surety Bonds in regard to state and federal agencies, third parties or otherwise under any surety bonds, any indemnity agreements or applicable law nor shall any of the foregoing be deemed to enjoin the Sureties from asserting any rights, claims or defenses, in regard to or against any state and federal agencies, third parties including, without limitation, any of the Sureties’ indemnitors, insurers, or otherwise under any surety bonds, any indemnity agreements, coal bond reclamation agreements, or applicable law.

41.    Further, nothing contained in paragraphs 24 through 44 of this Order relating to Surety matters shall constitute or be deemed a waiver of any Cause of Action that any WLB Debtor or WMLP Debtor may hold against any entity.

42.    Article VI.G.2. Nothing in Article VI.G.2 of the Plan, or any amendments thereto, shall be deemed to apply to the Existing Surety Bonds.

43.    Reclamation Agreements. Notwithstanding any provisions of the Plan or this Order to the contrary, the Purchaser is acquiring the Transferred Assets subject to the terms and provisions of reclamation agreements executed by certain of the WLB Debtors and counterparties that include utilities and/or utility owners, which reclamation agreements, among other provisions, provide that funds generated under, or in connection with, coal supply, escrow, or other agreements related to mining operations of the WLB Debtors or their designees are dedicated to the payment and performance of certain obligations relating to such mining operations as set forth in such reclamation agreements.

44.    Release of Existing Surety Bonds. Upon approval by an applicable regulatory authority of the transfer of any mining permit (including approval of a replacement bond) from the WLB Debtors to the Purchaser, the WLB Debtors or Plan Administrator, as applicable, shall promptly request release of all Existing Surety Bonds issued pursuant to such transferred mining permit.

XIII.	Sale Free and Clear.

45.    All assets, properties and rights transferred, conveyed, assigned, or sold by the WLB Debtors under the Sale Transaction Documentation, including for the avoidance of doubt the Purchased Equity Interests (as defined in the Stalking Horse Purchase Agreement), are transferred, conveyed, assigned or sold to the Purchaser, including the Buyer and Designated Buyers (as defined in the Stalking Horse Purchase Agreement), free and clear of all Liens, Claims, encumbrances, and interests pursuant to sections 363(f), 1123(a)(5), and 1141(c) of the Bankruptcy Code.

XIV.	Good Faith Purchaser.

46.    The Purchaser is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code and is therefore entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code. The Purchaser has proceeded in good faith in all respects in connection with this proceeding.

XV.	Arm’s-Length Sale.

47.    The Stalking Horse Purchase Agreement and other Sale Transaction Documentation was negotiated, proposed and entered into by the WLB Debtors and the Purchaser without collusion, in good faith and from arm’s-length bargaining positions. The Purchaser is not an “insider” of the WLB Debtors, as that term is defined in section 101(31) of the Bankruptcy Code. Neither the WLB Debtors nor the Purchaser have engaged in any conduct that would cause or permit the Stalking Horse Purchase Agreement to be avoided under section 363(n) of the Bankruptcy Code. Specifically, the Purchaser has not acted in a collusive manner with any person and the purchase price was not controlled by any agreement among bidders.

XVI.	No Fraudulent Transfer; Consideration.

48.    The Sale Transaction Documentation was not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code and under the laws of the United States, any state, territory, possession, or the District of Columbia, or any foreign jurisdiction. Neither the WLB Debtors nor the Purchaser is entering into the transactions contemplated by the Plan or Sale Transaction Documentation fraudulently. The consideration provided by the Purchaser pursuant to the Stalking Horse Purchase Agreement (i) is fair and reasonable; (ii) is the highest and best offer; (iii) will provide a greater recovery for the WLB Debtors’ creditors than would be provided by any other practical alternative; and (iv) constitutes equivalent value and fair consideration under or with respect to the fraudulent transfer or comparable laws of any jurisdiction, foreign or domestic, as to which equivalence and/or fairness of consideration is a constitutive element, determinative, or otherwise legally relevant fact.

XVII.	No Successor Liability for Purchaser.

49.    Except as otherwise expressly provided in the Sale Transaction Documentation, the Plan, or this Confirmation Order, including Article VII hereof, neither the Purchaser, nor any of its Affiliates, shall be liable for any claims against or in the assets purchased under the Sale Transaction Documentation or against the WLB Debtors or any of their predecessors or Affiliates, and the Purchaser and its Affiliates shall have no successor, transferee, derivative, or vicarious liabilities of any kind or character, whether known or unknown as of the closing of the Sale Transaction, then existing or hereafter arising, whether fixed or contingent, asserted or unasserted, liquidated or unliquidated, with respect to the WLB Debtors or their Affiliates or any obligations of the WLB Debtors or their Affiliates arising prior to the closing of the Sale Transaction, including, but not limited to: (a) any foreign, federal, state, or local revenue, pension, ERISA (as defined below), tax (including, without limitation, taxes arising, accruing or payable under, out of, in connection with, or in any way relating to the operation of the purchased assets prior to the closing of the Sale Transaction), labor, employment, antirust, environmental, or other law, rule, or regulation (including without limitation filing requirements under any such laws, rules or regulations); (b) any products liability law, rule, regulation, or doctrine with respect to any WLB Debtor’s liability under such law, rule, regulation, or doctrine, or under any product warranty liability law or doctrine; (c) any employment or labor agreements, consulting agreements, severance arrangements, change-in-control agreements, or other similar agreement to which any WLB Debtor is a party; (d) any pension, welfare, compensation, or other benefit plans, agreements, practices, and programs, including, without limitation, any pension plan of any WLB Debtor; (e) the cessation of any WLB Debtor’s operations, dismissal of employees, or termination of employment or labor agreements or pension, welfare, compensation, or other employee benefit plans, agreements, practices and programs, obligations that might otherwise arise from or pursuant to (i) the Employee Retirement Income Security Act of 1974 (“ERISA”), (ii) the Internal Revenue Code, (iii) the Fair Labor Standards Act, (iv) Title VII of the Civil Rights Act of 1964, (v) the Federal Rehabilitation Act of 1973, (vi) the National Labor Relations Act, (vii) the Age Discrimination and Employment Act of 1967, (viii) the Americans with Disabilities Act of 1990, or (ix) Section 4980B of the Internal Revenue Code and Part 6 of Title I of ERISA (“COBRA”); (f) environmental liabilities, debts, claims, or obligations arising from conditions first existing on or prior to the closing of the Sale Transaction (including, without limitation, the presence of hazardous, toxic, polluting, or contamination substances or wastes), which may be asserted on any basis, including, without limitation, under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; (g) any liabilities, debts, or obligations of or required to be paid by any WLB Debtor for any taxes of any kind for any period; (h) any liabilities, debts, commitments, or obligations for any taxes relating to the operation of the applicable assets purchased under the Sale Transaction Documentation prior to the closing of the Sale Transaction; (i) any bulk sale law; (j) any litigation; and (k) the Coal Act. In addition, the Purchaser and its Affiliates shall have no successor liability under COBRA for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9 in connection with the Purchased US Assets.

XVIII.	Assumption, Assignment and Rejection of Executory Contracts and Unexpired Leases.

50.    Pursuant to Section V.A of the Plan, the WLB Debtors shall assume and assign to Purchaser, including the Buyer and Designated Buyers (as defined in the Stalking Horse Purchase Agreement), as part of the Sale Transaction, the Executory Contracts and Unexpired Leases that are required to be assigned to Purchaser pursuant to the Sale Transaction Documentation. Entry of this Confirmation Order shall constitute approval of all assumptions, assignments, and rejections provided for under the Plan, including the assumption and assignment of the Executory Contracts or Unexpired Leases as provided in the Sale Transaction Documentation and the Plan Supplement, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assignments or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan or Sale Transaction Documentation are effective as of the Plan Effective Date without the need for any further action or consents that may otherwise be required under applicable nonbankruptcy law. All property, collateral and related rights assigned to the Purchaser shall be effective and perfected (if applicable) upon entry of this Order without the necessity of the execution, recordation of filings by the WLB Debtors or Purchaser of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by any collateral agent of, or over, any collateral. Any motions to assume Executory Contracts or

Unexpired Leases pending on the Plan Effective Date shall be subject to approval by a Final Order of the Bankruptcy Court on or after the Plan Effective Date, the entry of which shall result in such assumptions becoming effective without the need for any further action that may otherwise be required under applicable nonbankruptcy law. The provisions of this paragraph are subject to the provisions set forth in paragraphs 11 through 17 of this Order.

XIX.	Exemption from Certain Transfer Taxes.

51.    Pursuant to section 1146(a) of the Bankruptcy Code, the assignment or surrender of any lease or sublease, or the delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition of assets contemplated by the Plan, including the sale of the Transferred Assets to Purchaser under the Stalking Horse Purchase Agreement, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax, or any transfer or other tax related filings that might otherwise be required under applicable nonbankruptcy law.

XX.	Implementation of Other Necessary Documents and Agreements.

52.    The WLB Debtors, the Plan Administrator, the Liquidating Trustee and the Purchaser, as applicable, are authorized, without further notice to, or action, order or approval of this Court or any other Person, to execute and deliver all agreements, documents, instruments and certificates relating to such documents and agreements and to perform their obligations thereunder, including, without limitation, to pay all fees, costs and expenses thereunder in accordance with the Plan. The terms and conditions of such documents and agreements are reaffirmed or approved, as applicable, and shall, upon completion of documentation and execution, be valid, binding and enforceable.

XXI.	No Action Required.

53.    Under section 1142(b) of the Bankruptcy Code and applicable nonbankruptcy law, no action of the directors or stockholders of the WLB Debtors or the Purchaser is required to authorize the WLB Debtors and the Purchaser to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan.

XXII.	Enforceability of Plan Documents.

54.    Pursuant to Sections 1123(a) and 1142(a) of the Bankruptcy Code and the provisions of this Confirmation Order, the Plan and all Plan Documents shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

XXIII.	Coal Act Retirees Committee.

55.    On January 16, 2019, the Debtors filed the 1113/1114 Motion, seeking to, among other things, modify retiree benefits under the Coal Act. The Bankruptcy Court previously granted the 1113/1114 Motion in all other respects, see Docket No. 1412, continuing the 1113/1114 Motion as it relates to the Debtors’ Coal Act obligations to the confirmation hearing on the Plan.

56.    The Bankruptcy Court had previously appointed the Coal Act Retirees Committee to negotiate with the Debtors on behalf of retirees covered by the Coal Act. [Docket No. 1023]. The Bankruptcy Court did so after the U.S. Trustee, the Debtors, and the Coal Act Funds were all unable to locate any Coal Act retiree willing to serve on such a committee. Id. The representatives chosen by the Bankruptcy Court to serve on the Coal Act Retirees Committee were Allison Byman, Hon. Leif Clark, and Sylvia Mayer.

57.    Following appointment of the Coal Act Retirees Committee, the Debtors met with the members of the committee and provided substantial diligence. During those conferences, the Debtors discussed their proposal pursuant to section 1114 of the Bankruptcy Code to the Coal Act Retirees Committee. See [Docket No. 886] ¶ 18 (the “Coal Act Proposal”). The Debtors made several other proposals, as did the Coal Act Retirees Committee. The Debtors also provided substantial diligence so that the Coal Act Retirees Committee could evaluate the Debtors’ proposal, pursuant to which the parties had extensive negotiations in good faith and at arm’s length. Ultimately, the Debtors and the Coal Act Retirees Committee reached agreement on a settlement, filed on the docket as [Docket No. 1467] (the “Coal Act Settlement Motion”), at p. 24-27 (the “Coal Act Settlement”).

58.     The Bankruptcy Court finds that the Coal Act Settlement is the product of negotiations held in good faith and at arm’s length, is within the reasonable range of litigation outcomes, and is in the best interests of all constituents of the Debtors’ estates, including retirees covered by the Coal Act. The Bankruptcy Court also finds that, in the absence of a settlement, the Debtors would have satisfied their burden under section 1114 of the Bankruptcy Code to terminate all obligations covered by the Coal Act, by demonstrating that:

a.	the Debtors made a proposal (i.e., the Coal Act Proposal) which requested modifications of the Debtors’ obligations with respect to Coal Act;

b.	the Coal Act Proposal was based on the most complete and reliable information available at the time;

c.	the Coal Act Proposal provides for modification of the Debtors’ obligations to the Coal Act Funds in a manner necessary to permit the restructuring of the Debtors;

d.	the Coal Act Proposal assures that the Debtors, their respective creditors, and all parties affected are treated fairly and equitably;

e.	the Debtors provided relevant information as was necessary to evaluate the Coal Act Proposal;

f.	the Debtors have conferred in good faith with respect to the Coal Act Proposal;

g.	the Coal Act Proposal is rejected without good cause; and

h.	the balance of the equities favors the modification of the Debtors’ obligations to make payments on account of Retiree Benefits, including payment to the Coal Act Funds.

59.    The Coal Act Settlement is better for the Coal Act retirees, the Coal Act Funds, and all of the Debtors’ constituencies, than the alternative. Based on sections 105 and 1114 of the Bankruptcy Code and Bankruptcy Rule 9019, the Bankruptcy Court approves the Coal Act Settlement and orders that:9

a.

the Purchaser is deemed to qualify under the safe harbor set forth in section 9701(c)(8) of the Coal Act and will not be a “successor in interest” nor a successor to any “signatory operator” or related person as those terms are used in the Coal Act and federal labor law;

[9]	Capitalized terms in paragraph 59 that are not defined in this Confirmation Order are as defined in the Coal Act Settlement Motion.

b.

subject to paragraphs 59(f) and (g) below, the WLB Debtors shall continue to comply with Section 9711 of the Coal Act by providing Retiree Benefits as defined in Section 1114 of the Bankruptcy Code to the Coal Act retirees through an individual employer plan until the earlier of (a) the closing of the sale of the Core Assets to the Purchaser (or any other purchaser under substantially the same terms) or (b) conversion of all of the WLB Debtors’ cases to chapter 7 (the “CDB Date”);

c.

the Bankruptcy Court authorizes and approves a draw, for benefit of the 1992 Plan, as of the CDB Date on (a) the surety bond issued for the benefit of the 1992 Plan in the amount of $8,750,000 (Zurich bond #90038828), and (b) the surety bond issued for the benefit of the 1992 Plan in the amount of $318,000 (Travelers’ bond #104059215);

d.

the WLB Debtors shall comply with the premium obligations set forth in section 9704 and section 9712 of the Coal Act until the CDB Date (also, the “Premium End Date”), but the WLB Debtors shall have no obligations to make premium contributions to the Coal Act Funds at any time following the Premium End Date;

e.

the WLB Debtors shall facilitate the transition of Coal Act retirees from the IEP to the 1992 Plan so as to assure that there is no gap in benefit coverage and a smooth process by, to the extent not previously provided, transmitting to the Coal Act Funds: (i) a roster of all beneficiaries with date of birth, social security number and current contact information; (ii) a copy of its benefit plan(s); (iii) designated liaisons from Westmoreland Coal Company’s internal benefits staff, pharmacy benefits manager, and claims administrator/carrier, together with authorization to immediately begin coordination with the 1992 Plan and (iv) such other information as may be requested by the 1992 Plan as reasonably necessary to facilitate the transition of process;

f.

the 1992 Plan is directed to select an enrollment date (“Enrollment Date”) for its coverage of the transferred beneficiaries to begin, provided, however, that such Enrollment Date shall occur within 90 days after the CDB Date;

g.

prior to the Enrollment Date, the transferred beneficiaries shall continue to be covered by the IEP, but on and after the Enrollment Date, the transferred beneficiaries shall be covered by the 1992 Plan;

h.

Westmoreland Coal Company and its carrier and pharmacy benefits manager shall send the required Medicare written notice to the beneficiaries and to Medicare, to the effect that Westmoreland Coal Company is terminating coverage and the 1992 Plan is enrolling the beneficiaries for coverage to transition on the Enrollment Date;

i.

the 1992 Plan is directed to send enrollment/information packets and insurance cards to the beneficiaries, and enroll the eligible beneficiaries so that their coverage begins at 12:01 a.m. on the Enrollment Date, given that Westmoreland Coal Company will terminate its coverage of the beneficiaries effective midnight of the night before the Enrollment Date;

j.	claims for covered benefits received after the Enrollment Date for dates of service prior to the Enrollment Date shall be paid by Westmoreland Coal Company; and

k.

any communications to the Coal Act retirees from the Coal Act Retirees Committee regarding participation in the IEP or termination thereof or necessary to communicate this settlement shall first be provided to the WLB Debtors and the Purchaser with a reasonable opportunity to review and comment to assure that such communications do not alter or vary the terms of this settlement, with the parties to resolve any differences promptly and in good faith.

60.    On or prior to the Plan Effective Date, the WLB Debtors shall deposit $75,000 in an escrow account (the “Coal Act Appeal Escrow Account”) for the sole purpose of having a sum of cash available to the Coal Act Funds in the event that the Coal Act Funds succeed in their appeal and secure a final and unappealable order holding that Coal Act obligations cannot be modified pursuant to 11 U.S.C. § 1114. The Coal Act Funds shall be permitted to pursue appeal No. 19-20066, United States Court of Appeals for the Fifth Circuit (Michael Holland, et al., v. Westmoreland Coal Company, et al., the “Coal Act Appeal”), to its conclusion, and the WLB Debtors agree that they will not argue that the Coal Act Appeal is moot, nor will the WLB Debtors argue that the Coal Act Funds need to post bond to pursue the Coal Act Appeal. The Coal Act Funds agree, and this Court orders, that the Coal Act Funds’ remedies, if the Coal Act Funds succeed on appeal and secure a final, unappealable order that Coal Act obligations cannot be modified pursuant to 11 U.S.C. § 1114, shall be limited to the $75,000 in the Coal Act Appeal Escrow Account, and the Coal Act Funds will not seek and shall not obtain any additional remedies or relief should they succeed on appeal.

61.    Until the completion of the transition of Coal Act retirees to the 1992 Plan, any written communications to the Coal Act retirees from the Coal Act Funds regarding participation in the IEP or termination thereof and transition to the 1992 Plan or necessary to communicate this settlement shall first be provided to the WLB Debtors and the Purchaser with a reasonable opportunity to review and comment to assure that such communications do not alter or vary the terms of this settlement, with the parties to resolve any differences promptly and in good faith; provided that if the Coal Act Funds determine, consistent with their duties to beneficiaries, that such an opportunity for review is not feasible under the circumstances, the Coal Act Funds shall provide the WLB Debtors and the Purchaser with any such communications contemporaneously with their delivery of such communications to the applicable Coal Act retirees.

62.    Based on the settlement above, the Coal Act Funds’ objection to the Plan and this Confirmation Order, and any objection to entry of the Coal Act Retirees Committee Settlement Order, is withdrawn.

XXIV.	Reservation of Rights in Favor of PNMR Entities.

63.    PNM Resources, Inc. (“PNMR”) has caused to be issued two letters of credit (“LOCs”) in the total approximate amount of $30.0 million to secure indemnity obligations of WLB, Debtor San Juan Coal Company (“SJCC”), and certain subsidiaries and affiliates of WLB in connection with the bonds issued in connection with the San Juan mines. Additionally, PNMR has acknowledged two letter agreements in connection with the LOCs both dated July 8, 2016, with one being executed by and between (i) Argonaut, WLB, and SJCC, and the second being executed by and between (ii) Travelers, WLB, and SJCC. Nothing in the Plan, the Plan Supplement, the Stalking Horse Purchase Agreement, the Sale Transaction Documentation, or the Confirmation Order shall be construed to require PNMR to cause to be issued, modify, replace or increase the LOCs or to execute any documents that are not in a form acceptable to PNMR.

XXV.	Miscellaneous.

64.    For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan or this Confirmation Order, the NAFTA Claim (as defined in the Stalking Horse Purchase Agreement) is not being released and any party against whom the NAFTA Claim is, was or may be asserted is not a Released Party for purposes of the NAFTA Claim.

65.    Notwithstanding anything to the contrary in the Plan or any order of the Court, on the Plan Effective Date, the WLB Debtors shall pay all unpaid fees earned and expenses incurred to Centerview in accordance with the terms of Centerview’s engagement letter, including any earned success fees or similar fees; provided that Centerview shall file a final request for Professional Fee Claims, including with respect to any such fees and expenses, in accordance with Article II of the Plan.

66.    The WLB Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Plan Effective Date, substantially in form attached hereto as Exhibit C (the “Confirmation Notice”), upon (a) all parties listed in the creditor matrix maintained by Donlin, Recano & Company, Inc. and (b) such additional persons and entities as deemed appropriate by the WLB Debtors, no later than five (5) business days after the Plan Effective Date. The WLB Debtors shall cause the Confirmation Notice to be published in the New York Times (national edition) and the Houston Chronicle within seven (7) business days after the Plan Effective Date.

67.    Notwithstanding Bankruptcy Rule 3020(e), the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry.

Dated: March 2, 2019	/s/ David R. Jones
Houston, Texas	DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Amended Joint Plan of Reorganization

Exhibit B

Surety Collateral

Argonaut Insurance Company (“Argo”)

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Argo and shall be allocated as NewCo Surety Collateral in accordance with paragraph 30 of this Order:

Bank Account Number	Entity/Mine	Amount as of December 31, 2018 (amounts may be different at Closing)
Texas Capital Account Ending 0235	Absaloka	$341,668.72
Texas Capital Account Ending 0024	Rosebud/Colstrip	$9,442,324.70

Indemnity National Insurance Company

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Indemnity National Insurance Company and shall be allocated as NewCo Surety Collateral in accordance with paragraph 30 of this Order:

Bank Account Number	Entity/Mine	Amount as of December 31, 2018 (amounts may be different at Closing)
First Tennessee Account Ending 497908	Rosebud/Colstrip	$620,993.28

Lexon Insurance Company (“Lexon”)

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Lexon and shall be allocated as NewCo Surety Collateral in accordance with paragraph 30 of this Order:

Bank Account Number	Entity/Mine	Amount as of December 31, 2018 (amounts may be different at Closing)
First Interstate Wealth Account Ending 085A	Absaloka	$2,276,728.99
First Interstate Wealth Account Ending 0850	Absaloka	$647,608.06

Travelers Casualty and Surety Company of America (“Travelers”)

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Travelers and shall be allocated as NewCo Surety Collateral in accordance with paragraph 30 of this Order:

Bank Account Number	Entity/Mine	Amount as of December 31, 2018 (amounts may be different at Closing)
Morgan Stanley Account Ending 41044	Prairie Mines & Royalty ULC[1]	$18,906,629.58
Morgan Stanley Account Ending 116374	Absaloka	$6,924,229.01
Morgan Stanley Account Ending 115333	Rosebud/Colstrip	$47,562,814.79

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Travelers and may be allocated as NewCo Surety Collateral as agreed between the Purchaser and Travelers to the extent not drawn by the obligees.

Bank Account Number	Obligation	Amount as of December 31, 2018 (amounts may be different at Closing)
Morgan Stanley Account Ending 115332	Heritage obligations	$6,985,216.67
Morgan Stanley Account Ending 116373	Heritage obligations	$1,808,562.07

[1]

Existing Surety Collateral relating to Prairie Mines & Royalty ULC will be delivered to Purchaser and allocated as NewCo Surety Collateral on or as soon as reasonably practicable after the Plan Effective Date.

Zurich

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Zurich and shall be allocated as NewCo Surety Collateral in accordance with this Order:

Bank Account Number	Entity/Mine	Amount as of December 31, 2018 (amounts may be different at Closing)
Bank of New York Account Ending 34971	Prairie Mines & Royalty ULC[2]	$34,838,763.05
Bank of New York Account Ending 543269	Rosebud/Colstrip	$9,027,970.32
Bank of New York Account Ending 891503	Rosebud/Colstrip	$16,129,078.96

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Zurich, and shall be delivered to the purchaser of the Kemmerer Assets in accordance with this Order:

Bank Account Number	Entity/Mine/Obligation	Amount as of December 31, 2018 (amounts may be different at Closing)
Bank of New York Account Ending 858733	Kemmerer	$30,259,188.11

The below Existing Surety Collateral is posted for the benefit of the Existing Surety Bonds issued by Zurich relating to Heritage obligations, and may be allocated as NewCo Surety Collateral as agreed between the Purchaser and Zurich to the extent not drawn by the obligees and after release of all Zurich Existing Surety Bonds.

Bank Account Number	Obligation	Amount as of December 31, 2018 (amounts may be different at Closing)
Bank of New York Account Ending 893704	Heritage obligations	$8,055,654.58

[2]

Existing Surety Collateral relating to Prairie Mines & Royalty ULC will be delivered to Purchaser and allocated as NewCo Surety Collateral on or as soon as reasonably practicable after the Plan Effective Date, in accordance with this Order.

Exhibit C

Confirmation Notice

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
WESTMORELAND COAL COMPANY, et al.,[1]	)	Case No. 18-35672 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
	)	Re: Docket No.

NOTICE OF (A) ENTRY OF CONFIRMATION ORDER

(I) CONFIRMING THE AMENDED JOINT CHAPTER 11 PLAN

OF REORGANIZATION OF WESTMORELAND COAL COMPANY

AND CERTAIN OF ITS DEBTOR AFFILIATES AND (II) GRANTING

RELATED RELIEF AND (B) OCCURRENCE OF THE PLAN EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on February [●], 2019, the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), entered an order [Docket No. [●]] (the “Confirmation Order”) confirming the Amended Joint Chapter 11 Plan of Reorganization of Westmoreland Coal Company and Certain of Its Debtor Affiliates [Docket No. [●]] (with all supplements and exhibits thereto, the “Plan”).2

PLEASE TAKE FURTHER NOTICE that the Plan Effective Date occurred on [●].

PLEASE TAKE FURTHER NOTICE that pursuant to Article V.B of the Plan, any Proof of Claim with respect to Claims arising from the rejection of WLB Debtors’ Executory Contracts or Unexpired Leases, if any, must be filed with the Bankruptcy Court within 30 days after the effective date of the rejection of such Executory Contract or Unexpired Lease; provided that the WMLP Debtors shall not be required to file any such Proofs of Claim relating to the rejection of Executory Contracts or Unexpired Leases. Any Holders of Claims arising from the rejection of an Executory Contract or Unexpired Lease for which Proofs of Claim were required to be but were not timely Filed shall not (1) be treated as a creditor with respect to

[1]

Due to the large number of debtors in these chapter 11 cases, for which joint administration has been granted, a complete list of the debtors and the last four digits of their tax identification, registration, or like numbers is not provided herein. A complete list of such information may be obtained on the website of the Debtors’ claims and noticing agent in these chapter 11 cases at www.donlinrecano.com/westmoreland. Westmoreland Coal Company’s service address for the purposes of these chapter 11 cases is 9540 South Maroon Circle, Suite 300, Englewood, Colorado 80112.

[2]	Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan and the Confirmation Order.

such Claim, (2) be permitted to vote to accept or reject the Plan on account of any Claim arising from such rejection, or (3) participate in any distribution in the Chapter 11 Cases on account of such Claim. Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the WLB Debtors, the WLB Debtors’ Estates, or the property for any of the foregoing without the need for any objection by the WLB Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully compromised, settled, and released, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. In addition, any objection to the rejection of an Executory Contract or Unexpired Lease must be Filed with the Bankruptcy Court and served and actually received no later than 14 days after service of the WLB Debtors’ proposed rejection of such Executory Contract or Unexpired Lease by the Bankruptcy Court and the the following parties (the “Notice Parties”): (a) counsel for the WLB Debtors, Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, Attn.: Gregory F. Pesce and Timothy R. Bow; (b) counsel to the ad hoc group of lenders under the WLB Debtors’ prepetition term loan due 2020 and the WLB Debtors’ 8.75% senior secured notes due 2022, Kramer Levin Naftalis & Frankel LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn.: Thomas Moers Mayer and Stephen D. Zide; (c) counsel to the Official Committee of Unsecured Creditors, Morrison & Foerster LLP, 250 West 55th Street New York, NY 10019, Attn: Lorenzo Marinuzzi, Esq., Todd M. Goren, Esq., and Jennifer L. Marines, Esq.; and (d) Office of the United States Trustee for the Southern District of Texas, 515 Rusk Street, Suite 3516, Houston, Texas 77002, Attn.: Stephen Statham.

PLEASE TAKE FURTHER NOTICE that, except with respect to Administrative Claims that are Professional Fee Claims or DIP Facility Claims, and except as otherwise provided in Article II.A of the Plan, requests for payment of an Allowed Administrative Claim that arises after January 4, 2019, other than requests for payment of Administrative Claims arising in the ordinary course of business, must be Filed with the Bankruptcy Court and served on the WLB Debtors by the date that is thirty (30) days after the Plan Effective Date (the “Supplemental Administrative Claims Bar Date”).3 For the avoidance of doubt, solely to the extent Cure Costs are not paid on the Plan Effective Date, the counterparty to such Executory Contract and Unexpired Lease must file its Administrative Claim on or prior to the Supplemental Administrative Claims Bar Date, and such Administrative Claim shall be asserted only with respect to and in the amount of such unpaid Cure Costs. HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO, BUT DO NOT, FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE SUPPLEMENTAL ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE WLB DEBTORS, THEIR ESTATES, THE PURCHASER, OR THE PLAN ADMINISTRATOR, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED COMPROMISED, SETTLED, AND RELEASED AS OF THE PLAN EFFECTIVE DATE.

[3]

Except with respect to Administrative Claims that are Professional Fee Claims or DIP Facility Claims, and except as otherwise provided in Article II.A of the Plan, the deadline for all requests for payment of Administrative Claims that arose on or prior to January 4, 2019, other than requests for payment of Administrative Claims arising in the ordinary course of business, was January 25, 2019.

2

PLEASE TAKE FURTHER NOTICE that, unless otherwise ordered by the Bankruptcy Court, all final requests for payment of Professional Fee Claims must be filed with the Bankruptcy Court no later than thirty (30) days after the Plan Effective Date.

PLEASE TAKE FURTHER NOTICE that the terms of the Plan, the Plan Supplement, and the Confirmation Order are immediately effective and enforceable and deemed binding upon the WLB Debtors, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan, the Confirmation Order and any and all non-WLB Debtor parties to Executory Contracts and Unexpired Leases with the WLB Debtors.

PLEASE TAKE FURTHER NOTICE that the Plan, the Plan Supplement, the Confirmation Order, and copies of all documents filed in these chapter 11 cases are available free of charge by visiting www.donlinrecano.com/westmoreland or by calling the Debtors’ restructuring hotline at (855) 252-2156. You may also obtain copies of any pleadings filed in these chapter 11 cases for a fee via PACER at: http://www.nysb.uscourts.gov.

3

Houston, Texas
[ ], 2019

/s/
Matthew D. Cavenaugh (Bar No. 24062656)		James H.M. Sprayregen, P.C.
JACKSON WALKER L.L.P.		Michael B. Slade (Bar No. 24013521)
1401 McKinney Street, Suite 1900		Gregory F. Pesce (admitted pro hac vice)
Houston, Texas 77010 Telephone: (713) 752-4200		KIRKLAND & ELLIS LLP KIRKLAND & ELLIS INTERNATIONAL LLP
Facsimile:	(713) 752-4221	300 North LaSalle
Email:	mcavenaugh@jw.com	Chicago, Illinois 60654
		Telephone:	(312) 862-2000
Conflicts Counsel to the WLB Debtors and Local		Facsimile:	(312) 862-2200
Counsel to the Debtors and Debtors in Possession		Email:	james.sprayregen@kirkland.com michael.slade@kirkland.com gregory.pesce@kirkland.com

-and-

Edward O. Sassower, P.C.
Stephen E. Hessler, P.C. (admitted pro hac vice)
KIRKLAND & ELLIS LLP KIRKLAND & ELLIS INTERNATIONAL LLP
601 Lexington Avenue
New York, New York 10022
Telephone: (212) 446-4800
Facsimile: (212) 446-4900
		Email:	edward.sassower@kirkland.com stephen.hessler@kirkland.com

-and-

Anna G. Rotman, P.C. (Bar No. 24046761)
KIRKLAND & ELLIS LLP KIRKLAND & ELLIS INTERNATIONAL LLP
609 Main Street
Houston, Texas 77002
		Telephone:	(713) 836-3600
		Email:	anna.rotman@kirkland.com

Counsel to the Debtors and Debtors in Possession

IF YOU HAVE ANY QUESTIONS ABOUT THIS NOTICE, PLEASE

CONTACT DONLIN, RECANO & COMPANY, INC. BY CALLING

(800) 499-8519.